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Warburg Dillon Read

                                                                January 19, 1999

The Board of Directors
ABT Building Products Corporation
One Neenah Center, Suite 600
Neenah, Wisconsin 54956

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid to the holders (the "Shareholders") of common stock, par value $0.01 per share (the "Common Stock") of ABT Building Products Corporation (the "Company") in connection with the proposed acquisition (the "Acquisition") of the Company by Striper Acquisition, Inc., a wholly owned subsidiary (the "Acquisition Subsidiary") of Louisiana-Pacific Corporation ("Acquiror"). Pursuant to the terms of an agreement and plan of merger among the Company, the Acquiror and the Acquisition Subsidiary (the "Merger Agreement"), the Shareholders will receive $15.00 in cash (the "Consideration") in exchange for each share of Common Stock. The terms and conditions of the Acquisition are more fully set forth in the Merger Agreement dated as of January 19, 1999. We understand that the Acquisition is to be effected in a two-step transaction, the first step of which will be a cash tender offer (the "Tender Offer") by the Acquisition Subsidiary for all outstanding shares of Common Stock at a per share price of $15.00 net to the seller in cash upon the terms and conditions set forth in the Merger Agreement. We further understand that each share of Common Stock not acquired in the Tender Offer will be converted, in a subsequent merger of the Acquisition Subsidiary with and into the Company, into the right to receive $15.00 in cash.

    Warburg Dillon Read LLC ("WDR") and its predecessors have rendered financial advisory services to the Company, affiliates of Kohlberg & Company, LLC (a significant shareholder of the Company) ("Kohlberg") and Acquiror from time to time and have received customary fees in connection with certain of such services rendered. In addition, WDR will receive a fee for services provided in connection with its opinion. In the ordinary course of business, WDR, its successors and affiliates may have traded securities of the Company or Acquiror for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion does not address the Company's underlying business decision to effect the Acquisition. In addition, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Acquisition. WDR has not been requested, nor did we, solicit other third party indications of interest in acquiring the Company. In rendering this opinion, we have assumed, with your consent, that the Company and Acquiror will comply with all the materials terms of the Merger Agreement.

    In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed the historical price and trading activity for the shares of common stock of the Company; (iii) reviewed certain internal financial information and other data provided to us by the Company relating to the business and prospects of the Company, including, but not limited to, (a) financial projections prepared by management of the Company, (b) pro forma financial results for the pending sale of the Company's fiber cement operations, and (c) financial data for certain of the Company's product lines, much of which information is not publicly available; (iv) conducted discussions with members of the senior management of the Company, including, but not limited to, discussions concerning the Company's pending product liability litigation; (v) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we considered relevant; (vi) reviewed publicly available financial and securities market data pertaining to certain publicly held companies in lines of business which we believed to be generally comparable to those of the Company; and (vii) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.
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    In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon its being complete and accurate in all material respects. We have not been requested to and have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal. We have relied, with your consent, upon Company management's estimates of the proposed settlement and resolution costs with respect to pending product liability litigation. Similarly, we have not reviewed or investigated the pending sale of the Company's fiber cement operations, and have relied, with your consent, on Company management for such information and the estimated effects on the Company of such transaction. Further, we have assumed, with your consent, that all of the information, including the projections provided to us by the Company's management, was prepared in good faith and was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company, and was based upon the historical performance and certain estimates and assumptions which were reasonable at the time made. In addition, our opinion is based on economic, monetary and market conditions existing on the date hereof.

    It is understood that the opinion expressed herein is provided for the information of the Board of Directors in their evaluation of the Acquisition, and our opinion is not intended to be and does not constitute a recommendation as to whether or not any Shareholder should tender shares of Common Stock pursuant to the Tender Offer or otherwise participate in the Acquisition pursuant to the terms of the Merger Agreement.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the per share Consideration to be paid to the Shareholders for Common Stock in connection with the Acquisition is fair, from a financial point of view, to such Shareholders.

                                  Very truly yours,

                                  WARBURG DILLON READ LLC